Exhibit 10.32

Stephen Richards

Stock Option Grant and Agreement

The Princeton Review, Inc.

Date of Issue: 8/30/2007

Granted To: Stephen Richards (“Grantee”)

Option No.:	Total Shares: 750,000
Vesting Period: 4 Years	Vesting Commencement Date: Nov. 30, 2007
Option price per share: $6.40

Your Option

The definition of any terms used herein may be found in The Princeton Review Glossary dated July 1st, 2005 (“Glossary”), provided that any references in the Glossary to “Plan” or “Stock Incentive Plan” shall be deemed, for the purposes of this Agreement, to refer to this Agreement.

Your option is intended to qualify as a Non-Qualified Stock Option.

Vesting

Except as provided below, your option shall vest as to 6.25% of the Total Shares on each three-month anniversary of the Date of Issue commencing on the Vesting Commencement Date and ending on the fourth anniversary of the Date of Issue. Notwithstanding the foregoing, this option shall in the event of a Change in Control become fully vested and exercisable immediately prior to the effective date of the Change in Control. If this option is neither assumed or substituted for by the surviving corporation in connection with a Change in Control nor exercised as of the effective date of a Change in Control then this option shall terminate and cease to be outstanding as of the effective date of the Change in Control.

Notwithstanding anything in this Agreement to the contrary, the Compensation Committee of the Company (the “Compensation Committee”) reserves the right at any time to substitute for any unvested portion of this option an alternative equity instrument that has an equivalent or greater fair market value than the value of the unvested portion of this option being replaced. To the extent a portion of this option is replaced with an alternative equity instrument, such replaced option shall be cancelled immediately. Any such substitution for the unvested portion of this option shall not affect the vested portion of this option which shall remain exercisable subject to the terms and conditions contained herein.

Method of Exercise and Payment Methods

This option to the extent then vested, may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price.

Payment of the option price shall be made in U.S. dollars or, in the discretion of the Compensation Committee, in the Common Stock of the Company valued at its Fair Market Value, a combination of such Common Stock and cash or any other method as permitted by law and approved by the Compensation Committee. However, payment may not be made with Common Stock unless the shares have been held for at least six months if required under applicable accounting rules in effect at the time. Payment shall be made to the Company at its corporate office, 2315 Broadway, New York, New York 10024.

Conditions of Exercisability

The exercise of your option is subject to the following terms and conditions:

(1)	As a prerequisite to delivery of any stock certificates upon your exercise of this option, you shall give an undertaking and agree to the placing of such legends on your certificates as may be required by the Compensation Committee to assure compliance with any federal or state securities laws. The Common Stock purchased pursuant to the exercise of this option cannot be sold unless it has been registered under the Securities Act of 1933, as amended, or is subject to an exemption from registration under such Act.

(2)	Except as provided below, you must be an employee or director of, or a consultant to, the Company or one of its subsidiaries at the date of exercise and that employment, directorship or consultancy must have been continuous from the date hereof. For the purposes of this Agreement, persons on company-authorized leaves of absence are considered employees; however, long-term disability is not considered employment.

(3)	In the event of your death while an active employee, director or consultant, your rights to exercise this option which have vested to and including the date of death may be exercised within one year after death by your estate or by any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse.

(4)	In the event of the termination of your employment, directorship or consultancy due to long-term disability, your rights to exercise this option which have vested to and including the date of long-term disability may be exercised within one year after the start of long-term disability by you or, should you die within said one year period, by your estate or any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse.

(5)

In the event of your Retirement from the Company, your rights to exercise this option which have vested to and including the date of your Retirement may be exercised within three years after Retirement by you or, should you die within said three year period, by your estate or any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse. For purposes of this Grant, the term “Retirement” shall mean the termination of employment after having reached age sixty-five (65).

(6)	In the event of the termination of your employment other than for Cause, death, disability, Retirement or, if you are an Executive Officer and have not provided Adequate Notice, your rights to exercise this option which have vested to date of termination may be exercised within three months after such termination (the “Post-Termination Exercise Period”) or, should you die within said three month period, by your estate or any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse. Notwithstanding the foregoing, if you are a Section 16 Insider (as such term is defined in The Princeton Review, Inc. Insider Trading and Public Information Policy) and you reasonably believe you may be in possession of Material Inside Information (as such term is defined in The Princeton Review, Inc. Insider Trading and Public Information Policy), and may therefore be prohibited from engaging in transactions involving the securities of the Company, you may provide written notice (the “Extension Request Notice”) to the Company of the facts which you believe give rise to the Material Inside Information and of your request that your Post-Termination Exercise Period be extended for an additional time period equal to the lesser of (i) the period commencing on the date the Company receives such notice and ending on the date you receive written notice from the Company indicating that it would not seek to restrict trading by Insiders (as such term is defined in The Princeton Review, Inc. Insider Trading and Public Information Policy) in the Company securities by reason of the actual facts that may relate to the information identified in your Extension Request Notice or (ii) 90 days provided that the Extension Request Notice is received by the Company at least 5 business days prior to the Post-Termination Exercise Period.

(7)	If your employment is terminated for Cause or if you are an Executive Officer and you terminate your employment without Adequate Notice, the option granted hereunder shall immediately terminate upon the giving of notice of your termination. The Compensation Committee shall determine in its sole discretion when notice of termination was given and whether termination was for Cause.

(8)	This option shall be transferable by you to your spouse, children, brother, sister, parents or a trust in which these persons have more than fifty percent of the beneficial interest, or by will or by the laws of descent and distribution. During your lifetime, this option shall be exercisable only by you or any transferee described in the previous sentence.

(9)	This option is not, in any event, exercisable after the expiration of ten years from this date.

(10)

In connection with the exercise of this option, the Company shall have the right to withhold from your salary or other amounts payable to you, or to require you to make arrangements to pay in a manner satisfactory to the Company, the appropriate amount of any federal, state, local or other taxes of any kind required by law to be withheld . Without limiting the scope of the preceding sentence, you shall have the right to elect to pay your withholding taxes to the Company in cash or in such form and manner as the Compensation Committee shall prescribe, to have such number of shares of Common Stock otherwise issuable with respect to the exercise of this option reduced by the amount necessary to satisfy all or part, as you may so elect, of your withholding obligation, and to transfer to the Company unrestricted shares of Common Stock already held by you for at least six months, if required under applicable accounting rules in effect at the time, to satisfy all or any part, as you may so elect, of your withholding obligation, provided that no more than the minimum statutory withholding rate shall be withheld. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.

(11)	If at any time the Compensation Committee shall determine that (a) the listing, registration or qualification of the Common Stock upon any securities exchange or under any state or federal law, or (b) the consent or approval of any government regulatory body or (c) an agreement by you with respect to the disposition of the Common Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the issuance, purchase or delivery of Common Stock pursuant to this option, this option shall not be exercised, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Compensation Committee.

General

In the event of any merger, reorganization, consolidation, sale of all or substantially all of the Company’s assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets (including cash) or other change in corporate structure affecting the Common Stock, an equitable substitution or adjustment, as may be determined to be appropriate by the Compensation Committee in its sole discretion, shall be made to prevent dilution or enlargement of this option with respect to the identity of the stock or other securities to be issued under this Agreement, the Total Shares subject to this Agreement and the purchase price to be paid by the Grantee with respect to this option. Notwithstanding the foregoing, none of the changes in corporate structure affecting this option described above shall impair the rights of the Grantee without his or her consent.

The Compensation Committee may provide that options may be surrendered for cash upon any terms and conditions set by the Compensation Committee.

This Agreement is not an employment contract and neither this Agreement nor any action taken hereunder shall be construed as giving to the Grantee the right to be retained in the employ of the Company or a Related Company. The Company or, as applicable, the Related Company may terminate the Grantee’s employment as freely and with the same effect as if this Agreement were not in existence. Nothing set forth in this Agreement shall prevent the Company or a Related Company from adopting other or additional compensation arrangements.

The Grantee shall have neither rights to dividends nor other rights of a stockholder with respect to shares subject to this option until the optionee has given written notice of exercise and has paid for such shares.

All determinations made by the Compensation Committee pursuant to the provisions of this Agreement shall be final and binding on all persons, including the Company and Grantee. No member of the Board or the Compensation Committee, nor any officer or employee of the Company or a Related Company acting on behalf of the Board or the Compensation Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to this Agreement, and all members of the Board and the Compensation Committee, and all officers or employees of the Company and Related Companies acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Income recognized by an employee pursuant to this Agreement shall not be included in the determination of benefits under any other executive compensation or employee benefit or other compensatory plan of the Company or a Related Company, or any entity controlled by the Company or a Related Company, except as specifically provided in any such other plan or as otherwise provided by the Compensation Committee.

If any provision of this Agreement is held to be void, illegal, unenforceable or otherwise in conflict with the law governing this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the other provisions of this Agreement shall remain in full force and effect.

The text of this Agreement shall control and the headings to the Sections are for reference purposes only and do not limit or extend the meaning of any of this Agreement’s provisions. Except as to matters of federal law, this Agreement and all rights thereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the principles of conflicts of law thereof which would provide for the laws of any other jurisdiction to govern.

The terms and provisions of this Agreement may be modified or amended by the Company in a manner which is not adverse to the Grantee.

Please retain this copy for your files.

THE PRINCETON REVIEW, INC.

By:	Linda Nessim Rubin Executive Vice President Human Resources	Stephen Richards